UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2010

Clenergen Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-130286	20-2781289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bath House
8 Chapel Place
London EC2A 3DQ
United Kingdom	Not applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 (0) 2077390028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Comment - Use of Terminology

Throughout this Current Report on Form 8-K, the terms the “Company,” “we,” “us” and “our” refers to the registrant, Clenergen Corporation, and its wholly-owned subsidiaries, including Clenergen India Private Limited (“Clenergen India”), on a consolidated basis.

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, we reached agreement with Tim J.E. Bowen, our chief executive officer, and certain of his affiliates, with respect to compensation payable to Mr. Bowen or his affiliates in connection with services performed or to be performed by Mr. Bowen and/or his affiliates on our behalf.

Under our agreement with Tim Bowen, effective July 30, 2010, we issued to Stew Investment Management Limited (“SIML”), as Mr. Bowen’s designee, a total of 7 million shares of our common stock as consideration for Mr. Bowen having agreed to provide our company with international strategic and operational management consulting services and for his being retained as one of our executive officers (as chief operating officer in April 2010 and as chief executive officer in June 2010).  Such 7 million shares are subject to restrictions on their transferability through April 6, 2013 and, during such restriction period, such shares are required to be voted in the same proportion as all other shares of our common stock are voted.  It had been originally contemplated when Mr. Bowen was solicited to join our company, that Mr. Bowen would acquire, for nominal consideration, 3 million shares of our common stock from two of our principal stockholders, executive officers and directors.

SIML also is entitled to purchase, for aggregate consideration of ₤175,000, an additional 3 million shares of our common stock if certain milestones related to the services Mr. Bowen provides to our company are met, such milestones to be mutually agreed upon by Mr. Bowen and our company as soon as possible, with such shares being issued only upon such milestones being met.  SIML has irrevocably paid us the sum of ₤175,000 and such amount is to be retained by us regardless of whether the milestones are met and/or such 3 million shares are issued to Mr. Bowen.  Such 3 million shares will be subject to restrictions on their transferability through the third anniversary of the date the milestones are met and the shares deemed issued, and, during such restriction period, such shares are required to be voted in the same proportion as all other shares of our common stock are voted.

We have also agreed with Mr. Bowen that, until such time as we can pay him market-rate compensation directly, we will pay to another affiliate of Mr. Bowen, Bowen Financial Management Limited (“BFML”), ₤3,500 per month as consideration for BFML making Mr. Bowen available to provide us with management and financial advisory consulting services.  We have been paying BFML ₤3,500 per month since April 7, 2010, the date Mr. Bowen began providing us with his management and financial advisory services.

We believe that the issuance of the 7 million shares of our common stock to SIML as of July 30, 2010 and any issuance of the 3 million shares of our common stock to be issued to SIML upon the meeting of the milestones to be mutually agreed upon by SIML and us, are exempt from the registration requirements of the Securities Act by reason of the exemption from registration available under Section 4(2) of the Securities Act due to the fact that the issuances of such shares was conducted in a transaction not involving any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2010	Clenergen Corporation

	By:	/s/ Mark L.M. Quinn
Mark L.M. Quinn
Chairman of the Board of Directors